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                                                                    EXHIBIT 12.3

                           USANi LLC AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                   PREDECESSOR COMPANY                                 USANi LLC
                         -------------------------------------------------   -----------------------------
                                                  ACTUAL                                       PRO FORMA
                         -----------------------------------------------------------------   -------------
                                                                                               PRO FORMA
                                 YEARS ENDED DECEMBER 31,                     YEAR ENDED       YEAR ENDED
                         -------------------------------------------------   DECEMBER 31,     DECEMBER 31,
                               1994         1995        1996        1997         1998            1998
                              -------     --------     -------     -------   -------------   -------------
                                                      (In thousands)
EARNINGS:
  Net Income (loss)
    before income
    taxes..............       $30,520     $(95,205)    $33,262     $46,563     $130,902        $126,760
  Equity in (earnings)
    losses of
    unconsolidated
    affiliates.........          (144)         302       5,607      12,492       18,238          18,238
  Interest expense.....         5,512       10,077       9,918       4,464        (881)            (881)
  Portion of rents
    representative of
    an interest
    factor(a)..........         4,613        4,377       4,681       3,123      102,377         106,519
                                                                                  8,072           8,072
                              -------     --------     -------     -------     --------        --------
    Total earnings.....       $40,501     $(80,449)    $53,468     $66,642     $258,708        $258,708
                              =======     ========     =======     =======     ========        ========

FIXED CHARGES:
  Interest expense.....       $ 5,512     $ 10,077     $ 9,918     $ 4,464     $102,377        $106,519
  Portion of rents
    representative of
    an Interest
    factor.............         4,613        4,377       4,681       3,123        8,072           8,072
                              -------     --------     -------     -------     --------        --------
    Total fixed
      charges..........       $10,125     $ 14,454     $14,599     $ 7,587     $110,449        $114,591
                              =======     ========     =======     =======     ========        ========
RATIO OF EARNINGS TO
  FIXED CHARGES........          4.00x    $  (94.9)       3.66x       8.78x        2.34x           2.26x
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